As filed with the Securities and Exchange Commission on June 28, 2024
Registration No. 333-125804 Registration No. 333-143974 Registration No. 333-160056
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 Registration Statement No. 333-125804 FORM S-8 Registration Statement No. 333-143974 FORM S-8 Registration Statement No. 333-160056
UNDER THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	41‑1590959 (I.R.S. Employer Identification No.)
512 Seventh Avenue New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)
G-III Apparel Group, Ltd. 2005 Stock Incentive Plan, as amended
(Full title of the plan)

Morris Goldfarb, Chief Executive Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
(Name and address of agent for service)
(212) 403-0500
(Telephone number, including area code, of agent for service)

Copy to:

Neil Gold, Esq.
Steven Suzzan, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 318-3000
Fax: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⌧	Accelerated filer ◻
Non-accelerated filer ◻	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments to Forms S-8 (the “Post-Effective Amendments”) relate to (i) the Registration Statement on Form S-8 (Registration No. 333-125804) filed with the Securities and Exchange Commission on June 14, 2005 by G-III Apparel Group, Ltd. (the “Company”), (ii) the Registration Statement on Form S-8 (Registration No. 333-143974) filed with the Securities and Exchange Commission on June 22, 2007 by the Company, and (iii) the Registration Statement on Form S-8 (Registration No. 333-160056) filed with the Securities and Exchange Commission on June 18, 2009 by the Company (collectively, the “Registration Statements”).

The Registration Statements registered 500,000, 699,771 and 2,000,000 shares respectively (without giving effect to stock splits and dividends) of common stock $0.01 par value per share, of the Company (“Common Stock”), issuable upon the exercise of options granted pursuant to the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan, as amended (the “2005 Plan”). The 2005 Plan has expired by its terms and all stock options granted thereunder or governed thereby have either been exercised or expired unexercised. In accordance with an undertaking made by the Company in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, these Post-Effective Amendments are being filed to terminate the effectiveness of the Registration Statements and to remove from registration all securities registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 28, 2024.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Neal S. Nackman
Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.